Exhibit 10.25

MANAGEMENT EQUITY AGREEMENT

THIS MANAGEMENT EQUITY AGREEMENT (this “Agreement”) is made as of                     , 20     (the “Effective Date”), by and among Ensemble Health Partners Holdings, LLC, a Delaware limited liability company (the “Company”), EHL Management Investors, LLC, a Delaware limited liability company (“Management Holdco”), and the individual listed as “Executive” on the signature pages hereto (“Executive”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 1, 2019, by and among the Company and the other parties signatory thereto (as amended or modified from time to time, the “Company LLCA”).

WHEREAS, on the date hereof, Executive is being issued the number of Class M Units (the “Vesting Units”) set forth below Executive’s name on the signature pages hereto. The Vesting Units and all other equity issued by the Company hereafter acquired by Executive are sometimes collectively referred to herein as “Executive Equity.”

WHEREAS, immediately following the issuance of the Vesting Units, Executive will contribute such Vesting Units of the Company acquired by Executive to Management Holdco in exchange for an equal number of Class M Units of Management Holdco.

WHEREAS, a condition to the execution and delivery of this Agreement by the Company and the effectiveness of this Agreement is the execution and delivery by Executive and his or her spouse (if any) of a Spousal Consent and by Executive of a Joinder to each of the Company LLCA and the Management Holdco LLC Agreement (to the extent not already a party thereto) (collectively, the “Joinders”) in the form of Exhibits A, B and C attached hereto, respectively.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, hereby agree as follows:

1.    Certain Provisions Relating to Executive Equity.

(a)    Profits Interests. The Vesting Units issued hereunder are intended to be “profits interests” under IRS Revenue Procedure 93-27 and IRS Revenue Procedure 2001-43, shall have a Participation Threshold equal to $[ ] per Vesting Unit issued hereunder and shall be issued in three (3) tranches corresponding to each of the three (3) performance triggers specified below. The “Tranche I Vesting Units” shall be subject to a performance trigger equal to the Tranche I Trigger, the “Tranche II Vesting Units” shall be subject to a performance trigger equal to the Tranche II Trigger and the “Tranche III Vesting Units” shall be subject to a performance trigger equal to the Tranche III Trigger. The number of Vesting Units that are Tranche I Vesting Units, Tranche II Vesting Units and Tranche III Vesting Units are set forth on Executive’s signature page hereto. For purposes hereof, the Tranche I Trigger, the Tranche II Trigger and the Tranche III Trigger are collectively referred to as the “Performance Triggers.” If the Golden Gate Investors, MHI and/or HSP (or any Investor Affiliate Transferee of MHI or HSP) together invest additional funds into the Company at any time after August 1, 2019, up to a maximum of $250 million in the aggregate, the Tranche I Trigger will be increased by the amount of such additional investment, and the Tranche II Trigger and Tranche III Trigger will not be adjusted.

(b)    As a result, no Vesting Unit shall be entitled to participate in any distributions pursuant to Section 3.09 of the Company LLCA until the cumulative amount of such distributions that have actually been made in respect of each Class A-1 Unit outstanding immediately prior to the issuance of such Vesting Unit equals the Participation Threshold and then only to the extent the applicable Performance Trigger in respect of such Vesting Unit has been satisfied and otherwise in accordance with the Company LLCA. In no event will any provision of the Company LLCA fail to be satisfied with respect to any holder of Executive Equity as a result of the amount of any consideration being paid in respect of any Class M Unit issued hereunder being different than that paid in respect of other Class M Units by virtue of the Participation Threshold or the Performance Trigger applicable to such Class M Unit hereunder being different than the participation threshold or performance trigger applicable to such other Class M Units. In accordance with Section 4.08 of the Company LLCA, Executive acknowledges and agrees that the Board shall have the authority in its sole discretion, without further approval of any party, to adjust in good faith the Participation Threshold, as it deems equitable, for any distributions, Capital Contributions, redemptions, repurchases, combinations, splits, recapitalizations or other transactions affecting the Class M Units of the Company.

(c)    Contribution and Exchange of Vesting Units. Immediately following the issuance of the Vesting Units, Executive shall contribute, transfer and assign to Management Holdco, and Management Holdco shall accept, acquire and assume from Executive, all right, title and interest in and to the Vesting Units acquired by Executive hereunder in exchange for an equal number of Class M Units of Management Holdco.

(d)    Special References to Class M Units. Whenever there is a reference in this Agreement to Class M Units, such reference will also be deemed to include a reference to the Units of Management Holdco issued in exchange therefor and any promissory notes and units of equity and other securities issued with respect to such Class M Units or such Units of Management Holdco by way of or in connection with a merger, consolidation, unit split, unit dividend, combination of units or other recapitalization or reorganization of the Company or Management Holdco or any successor thereto.

(e)    Joinder to Company LLCA. By his or her execution and delivery hereof, Executive acknowledges and agrees that he or she has read and understands the Company LLCA, is party to the Company LLCA, is a “Class M Member”, a “Management Holder”, a “Member” and an “Other Investor” of the Company for all purposes of the Company LLCA, and that he or she consents to and that he or she, and the Executive Equity issued to him or her hereunder, are subject to the Company LLCA in all respects. Upon execution of this Agreement and the Joinder by Executive, the Company confirms by its execution and delivery of this Agreement and the Joinder, that Executive is hereby admitted to the Company as a “Class M Member”, a “Management Holder”, a “Member” and an “Other Investor.” In the event a provision of this Agreement is inconsistent with or conflicts with the provisions of the Company LLCA, the provisions of this Agreement shall govern and prevail.

(f)    Joinder to Management Holdco LLC Agreement. By his or her execution and delivery hereof, Executive acknowledges and agrees that he or she has read and understands the Management Holdco LLC Agreement, is party to the Management Holdco LLC Agreement, is a “Member” of Management Holdco for all purposes of the Management Holdco LLC Agreement, and that he or she consents to and that he or she, and the Executive Equity issued to him or her hereunder, are subject to the Management Holdco LLC Agreement in all respects. Upon execution of this Agreement and the Joinders by Executive, Management Holdco confirms by its execution and delivery of this Agreement and the Joinders, that Employee is hereby admitted to Management Holdco as a “Member”. In the event a provision of this Agreement is inconsistent with or conflicts with the provisions of the Management Holdco LLC Agreement, the provisions of this Agreement shall govern and prevail.

(g)    83(b) Elections. Within 30 days after the date hereof, Executive shall make an effective election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code and the regulations promulgated thereunder in the form of each of Exhibits D and E attached hereto.

(h)    Acknowledgment. As a material inducement to the Company and Management Holdco to enter into this Agreement, and as a condition thereto, Executive acknowledges and agrees that none of the execution and delivery of this Agreement, any provision of this Agreement, the issuance of the Executive Equity to Executive, or Executive’s status as a holder of Executive Equity shall:

(i)    entitle Executive to remain in the employment of the Company or any of its Subsidiaries or affect the right of the Company or its Subsidiaries to terminate Executive’s employment at any time and for any reason; or

(ii)    impose upon the Company or any of its Subsidiaries or Management Holdco any duty or obligation to disclose to Executive, or create in Executive any right to be advised of, any material information regarding the Company or any of its Subsidiaries or Management Holdco at any time prior to, upon or in connection with the repurchase of any Executive Equity upon the termination of Executive’s employment with the Company or its Subsidiaries or as otherwise provided hereunder; provided that Executive shall be entitled to the information regarding the Company or any of its Subsidiaries or Management Holdco to be delivered pursuant to the Company LLCA or the Management Holdco LLC Agreement, as applicable, but only to the extent Executive is entitled to receive such information in his or her capacity as a Management Holder or Member, as applicable, thereunder.

(i)    Compensation Arrangements. The Company and Executive acknowledge and agree that this Agreement has been executed and delivered, and the Executive Equity has been issued in connection with and as a part of, the compensation and incentive arrangements among the Company and its Subsidiaries and Executive.

2.    Representations and Warranties.

(a)    Executive represents and warrants that he or she is acquiring the Executive Equity for investment for his or her own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Executive understands that the Executive Equity has not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”) by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Executive’s representations as expressed herein.

(b)    Executive represents and warrants that he or she has had the opportunity to consult his or her own tax advisors with respect to the tax consequences to himself or herself of the purchase, receipt or ownership of the Executive Equity, including the tax consequences under federal, state, local, and other income tax laws of the United States or any other country and the possible effects of changes in such tax laws. Executive acknowledges that none of the Company, its Subsidiaries, Affiliates, successors, beneficiaries, heirs and assigns and its and their past and present directors, officers, employees, and agents (including, without limitation, their attorneys) makes or has made any representations or warranties to Executive regarding the tax consequences to Executive of the purchase, receipt or ownership of the Executive Equity, including the tax consequences under federal, state, local and other tax laws of the United States or any other country and the possible effects of changes in such tax laws.

(c)    Executive represents and warrants that, upon receipt of the Executive Equity, he or she will be the legal and beneficial owner of the Executive Equity, free and clear of any lien, claim or other encumbrance other than as set forth herein or in the Company LLCA or the Management Holdco LLC Agreement.

(d)    Executive represents and warrants this Agreement constitutes the legal, valid and binding obligation of Executive, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject.

(e)    Executive represents and warrants that he or she has not been induced to agree to or execute this Agreement by any statement, act or representation of any kind or character by anyone, except as contained herein, and executes this Agreement of his or her own choice and free will, after having received the advice of his or her attorney.

(f)    Executive represents and warrants that he or she has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Executive Equity and has had full access to such other information concerning the Company and Management Holdco as he or she has requested.

(g)    Executive represents and warrants that (i) he or she has fully reviewed this Agreement and those documents expressly referred to herein and other documents of even date herewith (including, without limitation, the Company LLCA and the Management Holdco LLC

Agreement) and has full knowledge of each of their terms and consents to, and agrees not to raise any claim against the Company or any of its Subsidiaries or Management Holdco, related to the performance by the Company and its Subsidiaries or Management Holdco thereunder and (ii) all such documents embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(h)    Executive represents and warrants that he or she is a resident of the state listed in the address for Executive on the signature page hereto.

(i)    Executive represents and warrants that he or she has carefully reviewed this Agreement and has been given the opportunity to consult with independent legal counsel regarding his or her rights and obligations under this Agreement and has consulted with such independent legal counsel regarding the foregoing (or after carefully reviewing this Agreement, has freely decided not to consult with independent legal counsel), has given careful consideration to the restraints imposed upon Executive by this Agreement, fully understands the terms and conditions contained herein and is in full accord as to their necessity for the reasonable and proper protection of the Company and its Subsidiaries and Management Holdco and their respective Affiliates and intends for such terms to be binding on and enforceable against Executive.

3.    Vesting of Vesting Units. Each tranche of the Vesting Units issued to Executive shall be subject to time vesting as set forth in this Section 3 and will time vest in accordance with the following schedule (rounded down to the nearest whole unit), if (but only if) as of each such date Executive has been continuously employed and is still employed by the Company and its Subsidiaries from the Effective Date through such date:

Vesting Date	Cumulative Percentage of each Tranche of Vesting Units Vested
[●]	20%
[●]	40%
[●]	60%
[●]	80%
[●]	100%

If, after [●] but prior to [●], Executive ceases to be employed by the Company or its Subsidiaries on any date other than a vesting date specified above, the cumulative percentage of each tranche of Vesting Units to become vested as of the Termination Date will be determined as of the last day of the most recent Quarter ended prior to the Termination Date (with each tranche of such Vesting Units deemed to be vested ratably on a quarterly basis from the immediately preceding vesting date, such that by way of example, if the Termination Date was after [●] but prior to [●], Executive shall be deemed 45% vested with respect to each tranche of the Vesting Units); provided that if Executive ceases to be employed by the Company or its Subsidiaries prior to [●], the cumulative percentage of Vesting Units to become vested as of the Termination Date shall not be subject to quarterly proration and Executive’s cumulative percentage of Vesting Units vested as of the Termination Date shall be 0%. The portion of the Vesting Units that shall become vested as of any date shall be rounded down to the nearest whole unit. In addition, if Executive ceases to be employed by the Company or its Subsidiaries as a result of a termination without Cause or if Executive resigns with Good Reason (a “Qualifying Termination”), then the Vesting Units will be permitted to vest for one additional Quarter (or, with respect to such a termination occurring prior to the first vesting date specified above, an additional three months) following Executive’s Termination Date, and, in the event that Executive undergoes a Qualifying Termination within three months prior to the entry into a definitive agreement that results in a Sale of the Company or the achievement of a Performance Trigger, Executive’s Vested Units will be treated for all purposes as if outstanding on the date of such Sale of the Company or achievement of Performance Trigger and entitled to participate in any related distributions pursuant to Section 3.09 of the Company LLCA made on the date of such Sale of the Company or achievement of Performance Trigger. Notwithstanding the foregoing provisions of this Section 3, upon the occurrence of a Sale of the Company or, if earlier, a sale by the Sponsor Investor to a Third Party of all of its equity interests in the Company, all Vesting Units which have not yet become vested shall become vested at the time of the occurrence of such transaction if (but only if) Executive has been continuously employed and is still employed by the Company or any of its Subsidiaries as of the date of such Approved Sale. For purposes hereof, as of a particular date, any Vesting Units that have vested pursuant to this Section 3 shall be referred to herein as “Vested Units” and any Vesting Units that have not vested pursuant to this Section 3 shall be referred to herein as “Unvested Units.”

4.    Repurchase Option. Executive agrees and acknowledges that the Vesting Units are subject to the repurchase option set forth in Section 3.6 of the Management Holdco LLC Agreement and Section 3.13 of the LLC Agreement.

5.    Legend. In addition to any legend required under the Company LLCA or any other applicable agreement, any certificates and/or instruments representing the Executive Equity will bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED AS OF                     , 20    , HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN A MANAGEMENT EQUITY AGREEMENT BETWEEN ENSEMBLE HEALTH PARTNERS HOLDINGS, LLC (THE “COMPANY”) AND AN EXECUTIVE OF THE COMPANY, DATED                     , 20    , AS AMENDED OR MODIFIED FROM TIME TO TIME. COPIES OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.”

6.    Restrictive Covenants.

(a)    Confidentiality. During the course of Executive’s employment with the Company or any of its Subsidiaries or Affiliates, Executive will learn Confidential Information on behalf of the Company Group. Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any Person, other than in the course of Executive’s assigned duties and for the benefit of the Company Group, either during the period of Executive’s employment or at any time thereafter, any business and technical information, Trade Secrets or Confidential Information relating to the Company Group or any of its Affiliates, or received from third parties subject to a duty on the Company Group’s or its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes, in each case which shall have been obtained by Executive during Executive’s employment by the Company or its Subsidiaries or Affiliates. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Nothing in this Agreement is intended to conflict with the whistleblower provisions of any United States federal, state or local law or regulation, including but not limited to Rule 21F-17 of the Securities Exchange Act of 1934 or § 1833(b) of the Defend Trade Secrets Act of 2016. Accordingly, notwithstanding anything to the contrary herein, nothing in this Agreement prohibits, restricts or prevents Executive from reporting possible violations of United States federal, state or local law or regulation to any United States federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or to an attorney, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation; provided, however, that Executive uses his or her reasonable best efforts to (A) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity and (B) requests that such agency or entity treat such information as confidential. Executive does not need the prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that Executive has made such reports or disclosures. Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, Executive may be held liable if he or she unlawfully accesses trade secrets by unauthorized means.

(b)    Noncompetition. Executive acknowledges that (i) Executive performs services of a unique nature for the Company that are irreplaceable, and that Executive’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) Executive has had and will continue to have access to Trade Secrets and

Confidential Information of the Company and its Affiliates, which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its Affiliates, (iii) in the course of Executive’s employment by a competitor, Executive would inevitably use or disclose such Trade Secrets and Confidential Information, (iv) the Company and its Affiliates have substantial relationships with their customers and prospective customers and Executive has had and will continue to have access to these customers and prospective customers, (v) Executive has received and will receive specialized training from the Company and its Affiliates, (vi) Executive will generate goodwill for the Company and its Affiliates in the course of Executive’s employment and (vii) from time to time, Executive may acquire equity interests in the Company and/or its Affiliates. Accordingly, during the term of Executive’s employment and for a period of twelve months thereafter, Executive agrees that Executive will not Participate in a Competitive Activity.

(c)    Nonsolicitation; Noninterference.

(i)    During Executive’s employment with the Company or any of its Subsidiaries or Affiliates and for a period of twelve months thereafter, Executive agrees that Executive shall not, except in the furtherance of the duties of Executive’s employment, directly or indirectly, individually or on behalf of any other Person, solicit, aid or induce any individual or entity that is, or was during the twelve month period immediately prior to the Termination Date, a customer of the Company or any of its Subsidiaries or prospective customer of the Company or any of its Subsidiaries with whom Executive interacted on behalf of the Company during the twelve months prior to Executive’s Termination Date to purchase goods or services then sold by the Company or any of its Subsidiaries from another Person or aid any other Persons in identifying or soliciting any such customer.

(ii)    During Executive’s employment with the Company or any of its Subsidiaries or Affiliates and for a period of twelve months thereafter, Executive agrees that Executive shall not, except in the furtherance of the duties of Executive’s employment, directly or indirectly, individually or on behalf of any other Person, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its Subsidiaries or Affiliates to leave such employment or retention or to accept employment with or render services to or with any other Person unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other Person in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its Subsidiaries or Affiliates and any of their respective vendors, joint venturers or licensors. Any Person described in this Section 6(c)(ii) shall be deemed covered by this Section while so employed or retained and for a period of twelve months thereafter.

(d)    Nondisparagement. Executive agrees not to make negative comments or otherwise disparage the Company or any of its Affiliates or any of their officers, directors, employees, shareholders, agents or products other than (i) in the good faith performance of Executive’s duties to the Company Group while Executive is employed by the Company or any of its Subsidiaries or Affiliates; or (ii) in truthful testimony given in response to a lawful subpoena or similar court or governmental order.

(e)    Inventions.

(i)    Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship, whether patentable or unpatentable, (A) that relate to Executive’s work with the Company Group or are made or conceived by Executive, solely or jointly with others, during the term of Executive’s employment or (B) suggested by any work that Executive performs in connection with the Company Group, either while performing Executive’s duties with the Company Group or on Executive’s own time (collectively, “Inventions”) shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and Executive will surrender them upon the termination of Executive’s employment, or upon the Company’s request. Executive hereby irrevocably conveys, transfers and assigns to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the term of Executive’s employment, together with the right to file, in Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). Executive will, at any time during and subsequent to the term of Executive’s employment, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to Executive from the Company, but entirely at the Company’s expense. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(ii)    In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that Executive has any rights in the results and proceeds of Executive’s service to the Company that cannot be assigned in the manner described herein, Executive agrees to unconditionally waive the enforcement of such rights. Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to Executive’s benefit by virtue of Executive being an employee of or other service provider to the Company Group.

(iii)    Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any Confidential Information or Intellectual Property relating to a former employer or other third party without the prior written permission of such third party. Executive represents and warrants that he or she does not possess or own any right, title or interest in or to any Confidential Information or Intellectual Property related to the business of the Company. Executive shall comply with all relevant policies and guidelines of the Company regarding the protection of Confidential Information and Intellectual Property and potential conflicts of interest, provided same are consistent with the terms of this Agreement. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(iv)    Pursuant to applicable law, the requirements set forth in this Section 6(e) shall not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless: (A) the invention relates (1) to the business of the Company, or (2) to the Company’s actual or demonstrably anticipated research or development; or (B) the invention results from any work performed by the Executive for the Company.

(f)    Return of Company Property. On the Termination Date (or at any time prior thereto at the Company’s request), Executive shall return all property belonging to the Company or its Affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

(g)    Acknowledgements. Executive hereby acknowledges and agrees that the covenants set forth in Section 6(a) through Section 6(f) (collectively, such covenants, the “Restrictive Covenants”) are an integral part of this Agreement and but for the Restrictive Covenants, the Company would not enter into this Agreement and issue the Vesting Units to Executive. Executive further agrees that (i) the Restrictive Covenants do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living; (ii) the potential harm to the Company Group of the non-enforcement of any provision of the Restrictive Covenants outweighs any potential harm to Executive of its enforcement by injunction or otherwise; (iii) the terms of the Restrictive Covenants are reasonable and narrowly tailored to protect the Company Group’s protectable interests in its Confidential

Information and other protectable business relationships; and (iv) Executive has carefully read this Agreement and consulted with legal counsel of Executive’s choosing regarding its contents, has given careful consideration to the restraints imposed upon Executive by this Agreement including the Restrictive Covenants incorporated herein, and is in full accord as to their necessity for the reasonable and proper protection of Confidential Information of the Company Group now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by the Restrictive Covenants is reasonable with respect to subject matter, scope and time period.

(h)    Enforcement. Executive agrees and acknowledges that:

(i)    If, at the time of enforcement of this Section 6, a court of competent jurisdiction determines that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that they shall substitute the maximum duration or scope that is reasonable under such circumstances for the stated duration or scope, and that they shall revise the restrictions contained herein to cover the maximum duration or scope permitted by law.

(ii)    Because Executive’s services are unique and because Executive has access to Confidential Information and customer and other relationships, the Parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement, including this Section 6. Therefore, Executive agrees that in the event of a breach or threatened breach of this Agreement, including this Section 6, the Company, its Subsidiaries and/or their respective successors shall be entitled to specific performance and/or injunctive or other relief without posting a bond or other security.

(i)    Choice of Law. Executive agrees and acknowledges that this Section 6 shall be governed by the laws of the State of Delaware without regard to conflict of laws provisions and may not be modified except as set forth in Section 10(h).

(j)    Survival of Provisions. The obligations contained in Sections 6 and 7 hereof shall survive the Termination Date and shall be fully enforceable thereafter.

7.    Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel of the Company), Executive agrees that while employed by the Company or any of its Subsidiaries or Affiliates and thereafter, Executive will respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, and will provide reasonable assistance to the Company (provided that if such cooperation is required following the period during which Executive is receiving severance pay from the Company, such assistance shall be provided at times mutually agreed to in good faith between Executive and the Company taking into account Executive’s obligations under any then-existing full-time business endeavors), its Affiliates and their respective representatives in defense of any claims that may be made against the Company or its Affiliates, and will assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or its Affiliates, to the extent that such claims may relate to the period of Executive’s employment with the Company (collectively, “Cooperation Claims”). Executive agrees to promptly inform the Company if Executive becomes aware of any lawsuits involving Cooperation Claims that may be filed or threatened against the Company or its Affiliates. Executive also agrees to promptly inform the Company (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Company or its Affiliates (or their actions) or another party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith to relate to any investigation of the Company or its Affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its Affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Cooperation Claims, Executive shall not communicate with anyone (other than Executive’s attorneys and tax and/or financial advisors and except to the extent that Executive determines in good faith is necessary in connection with the performance of Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its Affiliates without giving prior written notice to the Company or the Company’s counsel. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in fulfilling Executive’s obligations under this Section 7 after presentation of appropriate documentation related thereto.

8.    Definitions.

“Cause” shall, with respect to Executive, have the meaning set forth in any written employment agreement between the Company or any Subsidiary of the Company and Executive, or, in the absence of any such written agreement or in the absence of a term in such an agreement that defines “cause” (or a term of similar meaning) for purposes of such agreement, shall mean any of the following, as determined by the Board: (i) Executive has become disqualified or prohibited by law from carrying out any of the duties or functions Executive is engaged to carry out for the Company and/or its Subsidiaries, (ii) Executive has committed, been convicted of or pled guilty or nolo contendere to any felony or any other act or omission involving dishonesty, disloyalty, malfeasance, theft, embezzlement or fraud with respect to the Company or any of its Affiliates or any of their customers, suppliers or any other material business relations, or any other crime involving moral turpitude, (iii) Executive has been guilty of gross negligence or gross misconduct in the course of Executive’s engagement with the Company and/or its Subsidiaries, (iv) Executive has breached his or her fiduciary duties to the Company and/or its Subsidiaries, (v) Executive has committed any material breach of this Agreement or any other written agreement between Executive and the Company or any of its Affiliates, (vi) Executive has engaged in any conduct which has brought or could reasonably be expected to bring Executive or the Company or any of its Affiliates into public disgrace or material disrepute or material economic harm, (vii) Executive has been found to have secured Executive’s engagement with the Company and/or its Subsidiaries by misrepresentation or fraud, (viii) Executive has willfully failed to perform duties and/or obligations as lawfully and reasonably directed by the Company and/or its Subsidiaries or (ix) Executive has failed to comply in any material respect with applicable securities laws or to cooperate in any audit or investigation of the business or financial practices of the Company or any of its Affiliates.

“Company Group” means the Company and any of its Subsidiaries.

“Company Materials” means the Company Group’s memoranda, notes, records, drawings, sketches, models, maps, customer lists, research results, data, formulae, specifications, inventions, processes, equipment or other materials.

“Executive Equity” has the meaning given such term in the recitals to this Agreement and will also include the Units of Management Holdco issued in exchange therefor and any promissory notes and units of equity and other securities issued with respect to Executive Equity by way of or in connection with a merger, consolidation, unit split, unit dividend, combination of units or other recapitalization or reorganization and will continue to be Executive Equity if held by any other Person (except for the Company, Management Holdco or the Golden Gate Investors) and except as otherwise provided herein or in the Company LLCA or the Management Holdco LLC Agreement, each such other holder of Executive Equity will succeed to all rights and obligations attributable to Executive as a holder of Executive Equity hereunder and under the Company LLCA or the Management Holdco LLC Agreement, as applicable.

“Golden Gate Investment Amount” means, as of any date, the total amount of cash, cash equivalents, promissory obligations or the fair market value of any other property (as determined by the Board) invested or contributed by the Golden Gate Investors with respect to the Class A-1 Units of the Company.

“Golden Gate Investors” means the Sponsor Investor and its Investor Permitted Transferees.

“Golden Gate Proceeds” means, as of any date, the total amount of cash received by the Golden Gate Investors with respect to Equity Securities of the Company pursuant to Section 3.09(a)(i) of the LLC Agreement (other than Tax Distributions); provided that Golden Gate Proceeds shall not include any management fees, transaction fees and similar amounts paid or payable by the Company and its Subsidiaries pursuant to the Advisory Agreement between the Company and GGC Administration, L.P., except that for purposes of calculating the Tranche III Trigger only, a credit of up to five years of management fees paid to GGC Administration, L.P. will be applied to the calculation of Golden Gate Proceeds if and when paid; provided, further, in the event the Golden Gate Investors receive property other than cash as a distribution from the Company pursuant to Section 3.09(a)(i) of the LLC Agreement such property shall become Golden Gate Proceeds on the date that it is sold, exchanged, transferred or otherwise converted into cash, except that publicly-traded securities shall be considered received by the Golden Gate Investors on the date of receipt at the Fair Market Value determined pursuant to the LLC Agreement.

“Good Reason” means a resignation from employment with the Company or its Subsidiaries by Executive as a result of one or more of the following reasons: (i) the Company reduces the amount of Executive’s base salary, (ii) Executive suffers a material diminution in Executive’s position, title, reporting relationship or authority, or (iii) the Company relocates Executive’s principal place of performing services by more than 150 miles without Executive’s consent; provided that in order for Executive to properly terminate Executive’s employment for Good Reason, Executive must provide written notice to the Company setting forth in reasonable detail the nature of the condition giving rise to Good Reason within 30 days after the occurrence of the initial existence of such condition, the condition must remain uncured for a period of 60 days following such notice, and Executive must terminate Executive’s employment no later than 30 days after the expiration of such cure period.

“Intellectual Property” means all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer hardware or software, original work of authorship, design, formula, discovery, patent, copyright, product, and all improvements, know-how, rights, and claims related to the foregoing.

“Management Holdco LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement, dated as of August 1, 2019, by and among Management Holdco and the other parties signatory thereto (as amended or modified from time to time).

“Original Cost” means, with respect to each Class M Unit, zero dollars ($0.00).

“Quarter” means the end of each of the three-month, six-month, nine-month and twelve-month period elapsed since the immediately preceding vesting date.

“Subject Ideas or Inventions” means any and all ideas, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, or Intellectual Property, and all improvements, know-how, data, rights, and claims related to the foregoing, whether or not patentable, that are conceived, developed or created that (a) relate to the Company Group’s current or contemplated business or activities, (b) relate to the Company Group’s actual or demonstrable anticipated research or development, (c) result from any work performed by Executive for the Company Group, (d) involve the use of the Company Group’s equipment, supplies, facilities or trade secrets, (e) result from or are suggested by any work done by the Company Group or at the Company Group’s request, or any projects specifically assigned to Executive, or (f) result from Executive’s access to any of the Company Materials.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Target Multiple” means a number equal to the result of (a) all Golden Gate Proceeds divided by (b) the Golden Gate Investment Amount.

“Trade Secret” means unpublished Subject Ideas or Inventions as well as all information possessed by or developed for the Company Group, including, without limitation, a compilation, program, device, method, system, technique or process, to which all of the following apply: (a) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) the information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

“Tranche I Trigger” means

“Tranche II Trigger” means

“Tranche III Trigger” means

9.    Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid), sent by electronic transmission or telecopied (and confirmed by telecopy answer back) to the recipient at the address or telecopy number indicated below or such other address or telecopy number or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or so telecopied and confirmed, or, if sent, one (1) business day after deposit with an overnight carrier, or, if mailed, five (5) days after deposit in the U.S. mail.

If to Executive:

To the address set forth below

Executive’s name on the signature page hereto

Notices to the Company or Management Holdco:

Ensemble Health Partners Holdings, LLC

4605 Duke Drive

Mason, OH 45040

Attention:

Telecopy:

E-mail:

With a mandatory copy (which shall not constitute notice) to:

c/o Golden Gate Private Equity, Inc.

One Embarcadero Center, 39th Floor

San Francisco, CA 94111

Attention:

Telecopy: E-mail:

10.    General Provisions.

(a)    Transfers in Violation of Agreements. Any Transfer or attempted Transfer of any Executive Equity in violation of any provision of the Company LLCA or the Management Holdco LLC Agreement shall be null and void ab initio, and the Company and Management Holdco shall not record such Transfer on its books or treat any purported transferee of such Executive Equity as the owner of such securities for any purpose.

(b)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c)    Entire Agreement. This Agreement, the Company LLCA, the Management Holdco LLC Agreement, those documents expressly referred to herein and therein, and other documents of even date herewith embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

(d)    Counterparts. This Agreement may be executed in separate counterparts (including by facsimile or electronic transmission), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e)    Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company, Management Holdco and each of their respective successors and permitted assigns (including subsequent holders of Executive Equity); provided that the rights and obligations of Executive under this Agreement shall not be assignable, in whole or in part, by Executive without the prior written consent of the Company except for rights permitted to be assigned under Section 7.02 of the Company LLCA and Article IX of the Management Holdco LLC Agreement. Upon any assignment, in whole or in part, by the Company or Management Holdco of its rights hereunder, the assignee shall be entitled to enforce such assigned rights, mutatis mutandis, as though such assignee was a party hereto.

(f)    Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(g)    Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party to this Agreement may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(h)    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

(i)    Third-Party Beneficiaries. Certain provisions of this Agreement are entered into for the benefit of and shall be enforceable by the Company’s Subsidiaries and Affiliates and the Golden Gate Investors as provided herein. Executive acknowledges and agrees that each Subsidiary of the Company as of the Effective Date (each, an “ED Sub”) is an express third-party beneficiary of Section 6 of this Agreement and is entitled to enforce such Section of this Agreement against Executive as though such ED Sub was a party to this Agreement, whether or not at the time of enforcement such ED Sub is still a Subsidiary of the Company; provided that in connection with the sale of any ED Sub, the Company may unilaterally elect to revoke the third-party beneficiary status of such ED Sub. As a material inducement to the Company to issue the Vesting Units to Executive, at the written request of the Company made at any time or from time to time, Executive shall acknowledge in writing the third-party beneficiary status of each ED Sub under this Section 10(i).

(j)    Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(k)    Termination. This Agreement shall survive the Termination Date and shall remain in full force and effect after such termination.

(l)    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(m)    Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

(n)    Action by the Company. Any action required or permitted by the Company under this Agreement shall be by action of the Board.

(o)    Expenses. Executive will pay Executive’s own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the agreements and instruments contemplated hereby.

11.    Arbitration.

(a)    Except with respect to disputes and claims for injunctive relief (which the parties hereto may pursue in any court of competent jurisdiction and which may be pursued in any court of competent jurisdiction as specified below and with respect to which each party shall bear the cost of its own attorneys’ fees and expenses, except to the extent otherwise required by applicable law), each party hereto agrees that arbitration, pursuant to the procedures set forth by JAMS (the “JAMS Rules”), shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations of the parties under this Agreement and the employment of Executive by the Company (including, without limitation, claims and disputes regarding employment discrimination, sexual harassment, termination and discharge), whether such claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement. The parties hereto agree that (i) one (1) arbitrator shall be appointed pursuant to the JAMS Rules to conduct any such arbitration, (ii) all meetings of the parties and all hearings with respect to any such arbitration shall take place in the Wilmington, Delaware area, (iii) each party to the arbitration shall bear its own costs and expenses (including, without limitation, all attorneys’ fees and expenses, except to the extent otherwise required by applicable law) except that any party determined by the arbitrator to arbitration have brought or advanced a material Claim or defense to a material Claim without merit shall pay the reasonable attorneys fees and other expenses incurred by the other party, and (iv) all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the parties hereto. The parties agree that the judgment, award or other determination of any arbitration under the JAMS Rules shall be final, conclusive and binding on all of the parties hereto. Nothing in this Section 11 shall prohibit any party hereto from instituting litigation to enforce any final judgment, award or determination of the arbitration. Each party hereto hereby irrevocably submits to the jurisdiction of the United States District Court for Delaware, and agrees that such court shall be the exclusive forum for the enforcement of any such final judgment, award or determination of the arbitration. Each party hereto irrevocably consents to service of process by registered mail or personal service and waives any objection on the grounds of personal jurisdiction, venue or inconvenience of the forum. Each party hereto further agrees that each other party hereto may initiate litigation in any court of competent jurisdiction to execute any judicial judgment enforcing or not enforcing any award, judgment or determination of the arbitration.

(b)    Notwithstanding the foregoing, prior to any party hereto instituting any arbitration proceeding hereunder to resolve any Claim, such party first shall submit the Claim to a mediation proceeding between the parties hereto which shall be governed by the prevailing procedures of JAMS and shall be conducted in the Wilmington, Delaware area. If the parties hereto have not agreed in writing to a resolution of the Claim pursuant to the mediation within forty-five (45) days after the commencement thereof or if any party refuses to participate in the mediation process, then the Claim may be submitted to arbitration under Section 11(a) above. Each party hereto shall bear its own costs and expenses incurred in connection with the mediation, and all costs and expenses of the mediation proceeding shall be borne equally by the parties hereto.

12.    Payments on Behalf of Executive; Withholding for Taxes. The Company and Management Holdco shall be entitled to deduct or withhold from any amounts owing from the Company or Management Holdco to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s ownership interest in the Company or Management Holdco (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or Management Holdco does not make such deductions or withholdings on behalf of Executive, Executive shall indemnify the Company and Management Holdco for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

13.    Tax Treatment. No party hereto makes any representations or warranties to any other party with respect to the tax treatment of the transactions contemplated hereby.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Management Equity Agreement on the date first written above.

THE COMPANY:

ENSEMBLE HEALTH PARTNERS HOLDINGS, LLC

By:
Name:
Title:

MANAGEMENT HOLDCO:

EHL MANAGEMENT INVESTORS, LLC

By:
Name:
Title:

E-1

IN WITNESS WHEREOF, the parties hereto have executed this Management Equity Agreement on the date first written above.

EXECUTIVE:

Signature:
Name: [ ]

Number of Vesting Units being issued to Executive hereunder:

[ ] Tranche I Vesting Units

[ ] Tranche II Vesting Units

[ ] Tranche III Vesting Units

Address for Notices for Executive:

[ ]

[ ]

E-2